Exhibit 21.1

SRAM International Corporation

Subsidiaries

Subsidiary	Jurisdiction of Incorporation or Organization	Name Under Which Business is Done
SRAM Holdings, LLC	Delaware	SRAM Holdings, LLC
SRAM-SP2, Inc.	Delaware	SRAM-SP2, Inc.
SRAM-SP3, LLC	Delaware	SRAM-SP3, LLC
SRAM-SP4, LLC	Delaware	SRAM-SP4, LLC
SRAM, LLC	Delaware	SRAM, LLC
SRAM Bicycle Component Holdings Limited	Ireland	SRAM Bicycle Component Holdings Limited
Compositech, Inc.	Indiana	Compositech, Inc.
Forshan Shunde SRAM Bicycle Component Company Ltd.	China	Forshan Shunde SRAM Bicycle Component Company Ltd.
SRAM Australia Pty Limited	Australia	SRAM Australia Pty Limited
SRAM Hong Kong Trading Company Ltd.	Hong Kong	SRAM Hong Kong Trading Company Ltd.
Sandleford Limited	Ireland	Sandleford Limited
Livisham Limited	Ireland	SRAM Corporation Europe
SRAM Service France SARL	France	SRAM Service France SARL
SRAM Deutschland GmbH	Germany	SRAM Deutschland GmbH
SRAM Europe Sales & Services B.V.	Netherlands	SRAM Europe Sales & Services B.V.
SRAMPORT – Transmissoes Mecanicas, Lda.	Portugal	SRAMPORT – Transmissoes Mecanicas, Lda.